Exhibit 99.2

Cascade Microtech

2011 Third Quarter Conference Call

November 1, 2011

Operator:

Welcome to the Cascade Microtech 2011 third quarter earnings release conference call. At this time, all participants are in a listen-only mode. Later, instructions will be given for the question and answer session. As a reminder, this conference call is being recorded today, and will be available for replay. I would now like to turn the call over the Mr. Jeff Killian, Chief Financial Officer of Cascade Microtech; please go ahead Mr. Killian.

Jeff:

Welcome everyone to Cascade Microtech’s 2011 third quarter earnings release conference call. We are pleased you could join us today.

Before we begin, you should all be aware that we shall be commenting today on our business outlook and will make other forward-looking statements based on our current expectations. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. All of our forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. I’d refer you to the press release we issued earlier today for a description of factors that could cause actual results to differ materially from those forecast. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

With me on the call today is our President and Chief Executive Officer Michael Burger and Executive Vice President Steve Harris. This call will begin with prepared remarks and then we’ll open the call for your questions.

With that said, I will now turn the call over to Michael Burger who will provide some opening remarks.

Michael:

Thanks Jeff.

Thank you for joining today. Financially, the third quarter is highlighted by the completion of our factory consolidation to Dresden and the consolidation of our headquarters within our existing Beaverton Oregon facilities. These projects were completed on-time, within budget, and created $2.6 million dollars of additional restructuring and non-routine charges in the third quarter. Further, we sold our non-strategic Sockets business which created a net loss from discontinued operations of $1.8 million in Q3.

Our third quarter revenue of $23.8 million dollars was below our guidance range of $26 to $29 million dollars due in part to the sale of the Sockets business. Our Q3 finished with a book to bill ratio of approximately 1.0, and our backlog remains strong and positions us well for the fourth quarter and beyond.

Despite all of these activities in the third quarter, the business fundamentals created positive cash flow from operations. Additionally, adjusted earnings before interest, taxes, depreciation, amortization, stock compensation expense, restructuring and other non-routine charges generated a positive $300 thousand dollars.

Now let me turn to our segment performance. As a brief reminder, Cascade reports revenue and gross margins in two segments. Our System segment includes our largest product line. The other segment is Probes and Sockets which formerly included 3 product lines; Engineering Probes, Production Probes and Sockets. With the sale of the Sockets business, this segment will now be referred to as Probes.

In Q3, revenue from our Systems segment decreased by $3.2 million dollars sequentially to $16.6 million dollars due to the timing of customer shipments and the factory consolidation project. It should be noted that a large, $1.2 million dollar System order, which was scheduled for shipment in the third quarter, was rescheduled to the fourth quarter, as the customer issued a change order for additional accessories.

Q3 revenue for our Probes segment, excluding Sockets, increased $500 thousand dollars sequentially and totaled $7.2 million dollars. Engineering Probe revenue increased sequentially by $700 thousand dollars to $4 million dollars, while Production Probe revenue decreased sequentially by $200 thousand dollars, to $3.1 million dollars.

Regarding our operating expenses, our quarterly research and development expenses returned to historic levels, due primarily to the timing of spending on projects and the reduction in government grants. Our selling, general and administrative expenses increased $600 thousand dollars in the third quarter due to the previously announced charges related to vacating facilities in Beaverton Oregon.

Jeff Killian, our CFO, will now provide further details regarding our results.

Jeff:

Thanks Michael. I’ll begin with a review of the income statement for the third quarter ended September 30, 2011. Please note that the third quarter statement of operations, as well as the historical operating results, has been recast to reflect the previously announced sale of the Sockets business. Discontinued operations include the revenue, expenses and loss on sale of the Sockets business.

Total revenue for the third quarter was $23.8 million dollars compared to $26.6 million dollars in the second quarter of 2011, down $2.8 million dollars or 10.5% sequentially and down $700 thousand dollars, or 2.8% below the same quarter last year. Our revenue for the third quarter was impacted by customer change orders and our factory consolidation project, and was partially offset by growth in the Probes segment. Our book to bill ratio was approximately 1.0, and based upon our backlog together with our short lead time products, we are well positioned for the fourth quarter and beyond.

There were no customers that accounted for more than 10% of our revenue in the third quarter. Revenue outside of the United States increased from approximately 71% in the second quarter to 74% of total revenue in Q3 due primarily to strong sales in Asia Pacific.

Overall gross margin in the third quarter was 37.1%, compared to 38.1% in the second quarter of 2011. The third quarter gross margin was impacted by approximately $400 thousand dollars of facility consolidation costs, compared to $500 thousand dollars of special charges in the previous quarter.

Our Systems gross margin for the third quarter decreased to 31.2% from 36.3% for the second quarter. The Systems gross margin in Q3 was primarily impacted by the factory consolidation project which approximated $400 thousand dollars and lower revenue based upon Systems shipment schedules.

For our Probes segment, the gross margin during the third quarter was 50.7%, up from 44.3% for the second quarter of 2011. This increase was driven primarily by higher seasonal revenue from Engineering Probes together with reduced expenses in the factories.

Comparing the Operating Expenses for the third quarter to the second quarter of 2011, research and development expenses increased $500 thousand dollars due primarily to project timing and the reduction of $200 thousand dollars of research grants. Selling, general and administrative expenses increased by $600 thousand dollars, due primarily to the restructuring and other non-routine charges which were $2.2 million dollars in Q3 and $1.5 million dollars in Q2.

As of September 30, 2011, we have vacated approximately 90% of our largest facility in Beaverton Oregon. We retained 10% of the facility to support manufacturing for our Systems business. The majority of the restructuring charges relate to the acceleration of the remaining lease payments associated to the vacancy. It should be noted that these restructuring charges include an assumption that over the remaining approximately 4 years, a portion of the vacated space will be partially sublet and total rental income of approximately $600 thousand dollars will be received sometime in the future. If we are not successful in subletting the property at this level, adjustments to this accrual will impact our income statement sometime in the future.

Depreciation from continuing operations for the third quarter was $940 thousand dollars compared to $809 thousand dollars in the second quarter of 2011. The increase is due to capital purchases and accelerated depreciation related to vacating leasehold improvements associated with the facility moves.

Total amortization from all intangibles, including purchased intangibles, was $316 thousand dollars for the third quarter of 2011 compared to $319 thousand in the second quarter.

Stock-based compensation charges from continuing operations were $452 thousand dollars for the third quarter of 2011 compared to $535 thousand in Q2.

Other income for the third quarter posted a gain of $455 thousand dollars. Other income is primarily the result of changes in realized and unrealized gains and losses related to changes in the foreign currency rates.

Income tax expense for the third quarter was a $9 thousand dollar benefit compared to $145 thousand dollar expense in the second quarter of 2011. The Q3 benefit is related to changes in the expected income tax in foreign jurisdictions.

The net loss from continuing operations for the third quarter was $3.6 million dollars compared to a loss of $1.9 million in the second quarter of 2011. These results translate into a 24 cent loss per share for the third quarter on approximately 14.7 million shares outstanding, compared to a 13 cent loss per share in the second quarter of 2011. Details related to the discontinued operations were provided in our 8K filed on September 26, 2011.

Turning to the Balance Sheet:

Cash, marketable securities, restricted cash and investment balances at September 30, 2011 were $20.1 million dollars compared to $21.4 million at June 30, 2011. The $1.3 million dollar decrease in the third quarter was primarily due to the purchase of fixed assets, as positive cash flows from operations offset the impact of foreign currency changes.

In the third quarter, accounts receivable decreased due to lower revenue, while inventory increased due to the timing of System shipments.

Headcount at September 30, 2011 was 373, down from 374 as of June 30, 2011.

Next, let me take a moment to summarize the third quarter of 2011’s financials. Revenue was below guidance due primarily to timing issues related to customer change orders, factory consolidations, and the sale of the Sockets business. Even at this level of revenue, positive EBITDAS after adjusting for restructuring and non-routine charges was achieved in Q3. Book to bill for the third quarter was approximately 1, and as a result, backlog remains strong which positions the company well for Q4 and beyond. Our balance sheet remains strong with total cash and investment balances in excess of $20.1 million dollars and no debt.

Finally, as we announced on September 26, 2011, we will begin a stock repurchase program after our quiet period has expired. The company intends to repurchase up to $2 million dollars of common stock, subject to market conditions and other factors outlined in the earlier announcement.

Let me return the call to Michael for our financial outlook and remaining prepared comments.

Michael

Thanks Jeff.

In addition to the projects accomplished in the third quarter, I want to highlight two recently introduced products; the Infinity Quad probe and the Smart 200 RF System. Both products enable RF customers to quickly and efficiently validate and test their designs. These products were introduced at the European Microwave show in early October, and received a high level of interest from our customers.

As we turn to our financial outlook for the fourth quarter, let me start by giving you an update on our subcontract supplier situation located in Thailand. As you may be aware, Thailand is suffering from its heaviest rains in half a century. As a result, production at many companies in the country has been affected. The location of our subcontract assembly partner is located in one of the affected areas north of Bangkok. Unfortunately after a long effort to defend the Industrial Park where they are located, the first floor was impacted. According to our supplier, all inventory and equipment were moved to a safe location. However, manufacturing operations have been temporarily suspended.

In order to meet our customer’s delivery requests in Q4, we will begin temporarily manufacturing the affected products in our retained space in Beaverton Oregon. With the assistance of our subcontract supplier, we are sourcing materials and labor, and based upon the current plan, we should be able to meet the current demand for these products in Q4. As with any plan, there are risks. Should our plans not materialize as expected, revenue impact from delays could range from $0 to $2 million dollars in the fourth quarter.

Regarding the costs and expenses related to manufacturing these Thailand products in Beaverton, the cost differential should be negligible.

Based on the rescheduling of System backlog from the third quarter, the potential impact due to the Thailand supply chain, current backlog, and forecasted bookings, we anticipate that fourth quarter 2011 revenues for our consolidated business will be in the range of $25 to $29 million dollars. This revenue guidance should generate earnings per share in the range of losing a nickel per share to earning ten cents per share as disclosed in our earnings release.

I want take a moment to summarize our overall position to date. Cascade Microtech is the clear leader in delivering Engineering on wafer probing solutions. We have the technologies, products and support structure that enable our customers to aggressively pursue their product roadmaps.

As you know, we repositioned the company in 2010 with the acquisition of our number one System’s competitor. In 2011 we have largely completed the restructuring of our business to better position the company for financial performance.

In the first quarter of 2012 we plan to attend the Needham Growth Conference in New York and are scheduling an Analyst Day in Portland, where we plan to provide more information on our progress towards our success model.

I will now return the call to the operator to field your questions.

Operator: Thank you sir. Ladies and gentleman if you have a question please press *1 on your phone

Operator: If your question has been answered or if you would like to withdraw your question * 2

Operator: Questions will be taken in the order received. As a reminder please press * 1 to begin and we will pause momentarily to compile a list of questions. Thank you.

Operator: First question comes from the line of Dennis Van Zelfden from Brazos Research

Operator: Please proceed

Dennis: Afternoon gentleman

Michael: Hey Dennis

Dennis: Hi guys, first off, are any of the benefits of the restructuring showing up in the gross profit margin yet?

Jeff: No.

Dennis: Ok, when will they start showing up? And how much impact would there be? Just talking about gross profit margin for the time being. Assuming revenue stays $25 million.

Jeff: So as far as forward looking guidance we stepped it up this quarter Dennis by giving earnings per share and we widened the range as Michael said, due to the potential impact due to Thailand. We don’t give specific guidance for gross margins. But we will get the full benefit of restructuring beginning in the 4th quarter and we will see, we expect in the $25 million dollar range, we will see gross margins you know in the low 40’s and north.

Dennis: Ok my point is, you are, the benefits in the gross margin line will they show up all at once? Or will there be continuing benefits as we move throughout the year? Just from the restructuring not from any increases in costs or revenues or anything like that. Just to get a good picture.

Jeff : Sure so, moving through phases Dennis, you will see the benefit of the facility restructuring happening but the move strategically put Systems business in eastern Europe, we have a supply chain there that’s also more cost effective. And we do plan going forward to continue to see benefits to the gross margin line from supply chain changes.

Dennis: Ok.

Michael: So restructuring immediately, and the supply chain over time

Dennis: Ok. So moving onto the SG & A line again excluding the restructuring costs we saw here you have in the neighborhood of $7.2 million. Will that number go down reflecting benefits in the SG & A line? And if so, to generally what level? I am not looking for guidance specifically, just generally to what level?

Jeff: So you know based upon the third qtr you are looking at $7.2 million dollars excluding the one time

Dennis: Right

Jeff: And you know, that level is a good base for us to start trying to move forward.

Michael: It will scale, it will scale as revenues increases, there’s a small portion of that which is scalable with revenue in the context of sales commissions.

Dennis: Right, I understand that, but the $7.2 million is kind of a normal, that reflects the savings from the restructuring already is my point.

Jeff: Not all of the savings.

Dennis: Ok well that is what I am asking. How much more is there?

Jeff: So Dennis, the $2 million we announced from the savings program per year will be scattered through the costs as well as the expenses, as you saw just from Q2 to Q3 R&D moved half a million dollars quarter on quarter based on upon project timing and government grants. And so we have a lot of moving pieces that’s why we say if you to start at a baseline of 7.2 range you are probably in the right bucket to set a model going forward.

Michael: Yeah, I’d use the 7.2 as a go forward Dennis

Dennis: Ok that that’s fine. With respect to the restructuring again has the cash that’s going to be spent, has it actually been paid out yet?

Jeff: The bulk of it has, yes.

Dennis: Ok. I saw some long term investments on the balance sheet, can we assume that there is no Greek debt in there?

Jeff: Laughs, that’s correct, laughs. We have a very conservative investment policy.

Dennis: Ok

Michael: That’s a good question.

Dennis: Ok. Mike, I am not smart enough to know your business, can you give us the potential revenue impact of the new products you just introduced? Some sort of magnitude? Are these big deals? Small deals? Minor incremental or could it be millions and millions of dollars of revenue?

Michael: The Infinity Quad we are real excited about. I think, I wouldn’t say millions of dollars, I think you could move the needle let’s say 10% of our Engineering Probes business. The systems announcement is actually a part of a continuing effort to offer more and more a larger part of the solution. and potentially we’re excited about that could be 5-10% upside over what our current run rates are. We think the industry Dennis, is going to be anywhere between flat to 8% depending on who you read in 2012 and I think we have an opportunity to grow faster than that. But it will be, rather it won’t be one home run, our objective is to really continue to hit singles and doubles with new products.

Dennis: Ok, thanks guy

Michael: Thank you Dennis

Jeff: Thanks Dennis

Operator: Our next question comes from the line of John Nelson from the State of Wisconsin Investment. Please proceed

Michael: Hey John

Operator: He’s no longer on the line

Michael: Ok

Operator: No further questions at this time I would now like to turn the conference back over to management for closing remarks

Michael: Well again if there are any other questions we would be happy to answer, now it looks like we’ve got another question.

Operator: We do we have another question from the line of Dennis Van Zelfden from Brazos Research. Please proceed

Michael: Hey Dennis

Dennis: Hey. I am glad I got in

Michael: Me too

Dennis: A big picture question.

Michael: Yes sir

Dennis : Why can’t a company such as yourself with 80-85% market share in the systems end of the business if I remember correctly here, why can’t you command a much much much higher gross profit margin then even in the low 40’s?

Michael: We think we can. But we don’t think that by virtue of the fact that we bought our number one competitor that we can do that overnight. There are alternatives, we have a number of competitors, granted we have a very high share, but the last thing we want to do is facilitate one of our larger guys and again it’s not lumpy, it’s very concentrated, 65% of capital in our industry is spent with the top 20 customers. So the risk is being aggressive and perceived as arrogant, and we are very cautious of that. That being said we do believe that we should be definitely closer to the 50% margin and we are working very diligently to do that. Part of that is from a cost perspective, part of that is value in new products, and we also believe that we add a great deal of value in services and so all of those we believe we need to get to. But I don’t think Dennis that is about raising our prices overnight, I think there is a lot of danger in that.

Dennis: Are your products technology, technology based, in terms of technology and features and things like that, are they better then your competitors?

Michael: Absolutely. Absolutely. I can tell you that the strategy going forward is to add more and more value in the context of the end solution. We have kind of approached our business in the past definitely from a product perspective we think there is a big opportunity for us in the solutions space and that we think adds more value and so we agree with you that we should be extracting more value from our customer base where we believe we need to do it in a very deliberate and thoughtful fashion.

Dennis: You had me, I know nothing about your business but I would tend to agree, it’s kind of like you deserve a much higher gross profit margin if your machines are so good that they get 80-85% of the market it just seems like you deserve a little bit more profit on them.

Michael : You got to remember, where we come from, and just, not to be defensive about it, but in January 2010 we bought our number one competitor in which Cascade and Suss were effectively splitting the market and so visualize yourself as a customer all of a sudden you know your choices go down by half. I think there is real danger in us alienating ourselves and so were very cognizant of that and that being said, our customer response to the acquisition has been outstanding and we do need to transition this to more and more value but we need to do it I think thoughtfully and with the end customer in mind. We want to be sustainable.

Dennis: What, what’s that, I’m sorry

Michael: We need to be sustainable. The one thing that can happen is for us to raise prices, show a 50% gross margin or greater and then begin to lose market share. We are not losing market share at this point in fact we think , we continue to gain and we want to do that in concert of adding value and ultimately extracting a better margin from our customer.

Dennis: Ok thank you

Michael: Your welcome

Michael: Well that looks like that was our only question today. And I really appreciate everyone’s attention today and we look forward to seeing you in the Needham conference in January if not then hopefully the Analyst Day here in Portland

Michael: Thank you very much

Operator: Ladies and gentleman that concludes our conference today.